EXHIBIT 10.9
BLACKHAWK.
SPECIALTY TOOLS

EMPLOYMENT AGREEMENT
BETWEEN BLACKHAWK SPECIALTY TOOLS. LLC AND SCOTT MCCURDY

This Employment Agreement and Exhibit A attached hereto and incorporated by reference (collectively referred to as the "Agreement"), made and entered into on June 19, 2013, sets forth the principal terms of the employment relationship between Scott McCurdy ("Employee") and Blackhawk Specialty Tools, LLC (the "Company"). This Agreement shall become effective upon the Closing, as defined in Section 4.5, and as of the Closing shall supersede any and all previous employment offers, agreements or understandings between Employee and the Company or any of the Subsidiaries. The Company and Employee agree as follows:

Section 1: Employment, Compensation, and Benefits

1.1    Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company, in the Position identified in Exhibit A. In addition, Employee may be elected to serve as a member of the Board of Directors of the Company (the "Board"), and may be appointed an officer or director of a Subsidiary, in each case without further compensation. In connection with Employee's employment under this Agreement, Employee shall be based in Houston, Texas, U.S.A. or in such other location as may be designated by the Company and mutually acceptable to Employee. Employee further agrees that the Company may assign Employee any job functions that are consistent with Employee's Position identified in Exhibit A and that Employee can reasonably be expected to perform. Employee will devote his full business time and attention and best efforts to the affairs of the Company and the Subsidiaries. Employee also agrees to fully perform his duties and responsibilities to the Company and the Subsidiaries.

1.2    Compensation. Employee shall be compensated as set forth in Exhibit A. Employee's base salary shall be paid in accordance with the Company's standard practices, and (as with all other compensation paid to Employee by the Company) is subject to withholding of all federal, state, city, or other taxes as may be required by applicable law. Compensation shall include base salary, an annual incentive bonus opportunity (as described on Exhibit A) and may also include periodic equity-based awards (if any are applicable) and additional discretionary annual bonus awards, if any, as determined appropriate by the Board or the Compensation Committee of the Board, in either case in its sole discretion. Any equity-based awards shall be governed by the terms of a separate agreement, the applicable equity incentive plan and applicable law. Any bonus, if awarded, will be payable in accordance with the terms set forth on Exhibit A.

1.3    Benefits. Employee shall be eligible to participate in those employee benefit plans and programs that the Company has made available from time to time to executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to Employee under this Agreement (e.g., a severance pay plan). In addition, the Company shall continue to provide Employee the perquisites set forth on Schedule 1, in each case consistent with the practice before the Closing. Employee will be eligible for five (5) weeks of paid vacation per year subject to the Company's policies and procedures applicable thereto. All vacation is accrued over the course of the year of employment. For 2013, three (3) weeks of vacation shall be deemed accrued as of the Closing. In addition, Employee shall be entitled to an Automobile Allowance of $1,200 per month and a Gas Card. Employee's participation in any benefit plans is subject to the terms of the applicable plan documents and generally applicable Company policies. The Company is not obligated to adopt, maintain or refrain from changing, amending or discontinuing any benefit program or plan, as long as such actions are similarly applicable to covered employees generally. The Company shall ensure that the terms of all benefits, plans and programs made available to Employee comply with all applicable laws and regulations, including without limitation Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations and other guidance promulgated or issued thereunder ("Section 409A").

1.4    Business Expenses. The Company will pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Employee's right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other taxable year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

Section 2: Termination of Employment

2.1    Employment Status. Employee and the Company acknowledge and agree that Employee's employment is on an "at-will" basis, meaning that both Employee and the Company are free to terminate the employment relationship at any time, for any reasons (or no reason), with or without notice, and with or without cause, subject to the terms and conditions of this Agreement. Employee further acknowledges and agrees that the Company is not obligated to maintain Employee's employment for any specific period of time, and there is no definite term for this Agreement. Furthermore, at the time of any termination or resignation, the parties agree that Employee shall cease to perform or hold, as applicable, any and all duties, responsibilities, positions, and/or titles in regard to the Company and the Subsidiaries, whether as an employee, officer, director, advisor, or consultant, or in any other capacity, unless otherwise agreed by the parties. Specifically and without limiting the foregoing, Employee agrees that any termination or resignation of employment shall be deemed an immediate resignation of Employee's status as an officer or director of the Company and the Subsidiaries, and that no further action or vote will be necessary; provided, however, that such termination or resignation shall have no effect on any director position of Blackhawk Group Holdings, Inc., a Delaware corporation ('Parent"), held by Employee, as the representative of the management stockholders appointed to the Board under the terms of the Stockholders' Agreement of Parent to be entered into at the closing of the merger contemplated by the Merger Agreement (as defined herein) (the "Stockholders' Agreement"); provided, that Employee continues to have no material conflict of interest in such continuing services as the management stockholders' representative on the Board. For the purposes of this Agreement, the terms "Subsidiary" and "Subsidiaries" include any and all corporations, partnerships, limited liability companies, joint ventures, associations or other business entities controlled by Blackhawk Group Holdings, Inc. directly or indirectly through one or more intermediaries.

2.2    Delivery of Notice. Employee and the Company acknowledge and agree that any and all notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or registered mail. Notices shall be deemed to be communicated and effective on the date they are personally delivered or three (3) days after the date such notices are deposited (postage prepaid) in registered mail. Such notices shall be addressed as follows:

If to the Company:    Blackhawk Specialty Tools, LLC
11936 Brittmoore Park Drive Houston, Texas 77041
Facsimile: (713) 466-4212 Attn: Billy Brown

If to Employee:    Scott McCurdy

2.3	Payments at Termination.

(a)Subject to Section 2.4, if the Company terminates Employee's employment Without Cause (as defined below) or if Employee terminates his employment for Good Reason (as defined below), the Company shall pay Employee (i) his base salary through the date of such termination, pay for any accrued but unused vacation time, and any business expenses incurred by Employee but not reimbursed as of the date of termination (in the aggregate, the "Final Compensation") and (ii) the Severance Benefits as stated in Exhibit A. Other than the Final Compensation and the Severance Benefits, the Company shall not be obligated to pay Employee any other compensation (including, without limitation, any bonus payments or other severance), in the event of a termination of Employee's employment by the Company Without Cause or by Employee for Good Reason.

(b)Employee is not entitled to Severance Benefits upon a termination of Employee's employment as a result of Death, Resignation or Disability, or for Cause (as each such term is defined below). In the case of termination of Employee's employment for Cause or as a result of Death, Disability, or Resignation, no prior notice being required for any of the foregoing, the Company shall pay Employee only the Final Compensation. Other than the Final Compensation, the Company shall not be obligated to pay Employee any other compensation (including, without limitation, any bonus payments or other severance), in the event of a termination of Employee's employment for Cause, or as a result of Death, Disability, or Resignation. In all instances, the Final Compensation will be payable at the time required by applicable law, and in no event later than sixty (60) days following the date of termination of employment.

(c)For purposes of this Agreement, the term "Cause" shall be defined as the occurrence of any of the following: (i) Employee's conviction by a court of competent jurisdiction of a felony or crime involving moral turpitude, or entering a guilty plea, the plea of nolo contendere, or similar plea to such crime by Employee regardless of whether such crime is subject to deferred adjudication; (ii) Employee's commission of a material act of fraud or omission; (iii) Employee's material violation of the Company's policies and procedures and/or Code of Conduct; (iv) Employee's material misappropriation of funds or property of the Company; (v) Employee's knowing employment, without prior written approval of the Company, in any material activity which directly or indirectly competes with the business of the Company, the Subsidiaries, or which could directly result in a material injury to the business or reputation of the Company or any Subsidiary; or (vi) Employee's material failure to perform his duties and responsibilities under this Agreement, if not cured within 20 days of Employee being formally notified in writing by the Company of such material failure.

(d)For purposes of this Agreement, the term "Good Reason" shall be defined as the occurrence of any of the following: (i) a material diminution in Employee's title, authority, or duties; (ii) the Company's relocation of Employee's principal place of employment to a location outside of a 25 mile radius of the greater metropolitan area in which Employee currently has his principal place of employment; (iii) a reduction in Employee's base salary; or (iv) the Company's material breach of this Agreement, if not cured within 30 days of the Company being formally notified in writing by Employee of such material breach, and provided that Employee must provide such written notice to the Company within 60 days after the date Employee learns of the occurrence alleged to constitute such material breach.

(e)For purposes of this Agreement, the term "Without Cause" means any termination of Employee's employment hereunder by the Company that is not for "Cause".

(f)In the case of Death, termination of Employee's employment occurs automatically on the date Employee dies.

(g)For purposes of this Agreement, the term "Disability" means Employee' inability to perform the essential functions of the job with or without reasonable accommodation, as such terms are known under the Americans with Disabilities Act, for a period of at least (i) ninety (90) consecutive days or (ii) an aggregate of three (3) months in any twelve (12) consecutive month period due to Employee's physical or mental illness. If any question of disability shall arise, the Executive shall submit to a medical examination by a physician selected by the Company licensed to practice in the State of residence of Employee and such physician's determination of the matter shall be final and binding on the parties.

(h)For purposes of this Agreement, the term "Resignation" means the termination of Employee's employment because Employee decides to no longer work for the Company, abandons his work and/or quits his job, for any reason (other than Good Reason).

2.4	Other Matters Related to Termination.

(a)To the extent Employee is eligible for Severance Benefits under this Agreement, such Severance Benefits are contingent upon Employee's execution of a separation agreement containing a general release of claims and other customary terms ("Release") presented by the Company, which must become effective no later than the date that is sixty (60) days following the date of Employee's termination of employment. In the event Employee refuses to sign or revokes any such Release, Employee acknowledges and agrees that Employee shall not be entitled to any Severance Benefits, and that the Company shall have no further obligation to compensate Employee under this Agreement other than by payment of the Final Compensation.

(b)To the extent Employee is eligible for Severance Benefits under this Agreement, the Company shall pay such Severance Benefits in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment will be made on the Company's next regular payday following the expiration of five business days following the date that the Release becomes irrevocable; provided, however, that
(i) if the sixty-day period during which the Release must become irrevocable straddles two calendar years, then the first payment shall not be made prior to the first day of such second calendar year, and (ii) if Employee is a "Specified Employee" as defined in Section 409A, the Company shall not make the payment until the date that is six months following the date of termination of Employee's employment. In the event payment is delayed for six
(6) months pursuant to Section 2.5(b)(ii), then the first payment of Severance Benefits to be made to Employee following the delay shall include all amounts that would have been paid to Employee but for the delay, without regard to any delay that may otherwise have applied due to the elapse of time preceding the date on which the Release became irrevocable.

(c)Except for any right Employee may have under the federal law known as "COBRA" to continue participation in the Company's group health and dental plans at Employee's cost, Employee's participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of employment, without regard to any continuation of base salary or other payment to Employee following termination and employee shall not be eligible to earn vacation or other paid time off following the termination of employment.

(d)Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Employee's obligations under Section 3 of this Agreement. The obligation of the Company to pay the Severance Benefits to Employee, and Employee's right to retain the same, are expressly conditioned upon Employee's continued full performance of his obligations under Section 3 hereof. Upon termination by either Employee or the Company, all rights, duties and obligations of Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

2.5    Return of Company Property. Upon any termination of Employee's employment or at such earlier time or times as the Board or its designee may specify, Employee shall immediately return all documents and data (including any copies or derivatives thereof), equipment and all other objects that constitute Company property to Employee's manager or human resources representative including, but not limited to Employee's Company issued laptop or computer, cell phone, credit cards, Gas Card, any leased or rented objects, security or identification cards, thumb drives, external hard drives and all keys to Company vehicles in Employee's possession, custody or control. If applicable, the Company agrees to promptly provide the necessary information and authorization to transfer Employee's business cellular phone number to a personal cellular phone plan of his choice. Employee also agrees to disclose to the Company, at the time employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company.

Section 3: Confidentiality, Intellectual Property and Restricted Activities

3.1    Confidentiality. The Company has granted and shall grant Employee access to valuable proprietary and confidential information during employment for the purpose of assisting in the performance of Employee's job requirements and responsibilities. Employee acknowledges that such proprietary and confidential information (the "Confidential Information", as defined below) has been and will be provided throughout his employment on a continuing basis because of Employee's position with the Company. In return for the provision of this Confidential Information, at all times when Employee is providing services to the Company in any capacity or thereafter and (e.g., after termination of employment for any reason), Employee agrees that he will continue to protect Confidential Information to which he had or will have access during his employment with the Company in the past and in the future, and that he will never, directly or indirectly, use or disclose it, except as expressly authorized by the Company in writing in advance. Employee also agrees to return all Confidential Information (including any copies or derivatives thereof) to the Company upon request and/or prior to leaving employment with the Company.

As used in this agreement, "Confidential Information" means any and all information of the Company or any of the Subsidiaries that is not generally known to others outside the Company and the Subsidiaries. Confidential Information also includes all information received by the Company or any of the Subsidiaries from any third party with any understanding, express or implied, that the information would not be disclosed. Confidential Information includes, by way of example and without limitation, the following: (i) the Company's or any of the Subsidiaries' developments of Intellectual Property, patent and copyright developments and licensing thereof, trade secrets, inventions, formulas, designs, drawings, specifications and engineering, laboratory analysis, production processes, or equipment; (ii) the Company or any of the Subsidiaries' marketing techniques, price lists, pricing policies, sales, service, costs, and business methods, formulas, product specifications, and planning efforts; (iii) the names of the Company's or any of the Subsidiaries' customers and their representatives, customer services, or the type, quantity and specifications of products purchased by or from such customers; (iv) information about the Company or any of the Subsidiaries' employees and the terms and conditions of their employment; (v) the Company's or any of the Subsidiaries' computer techniques, programs and software, or (vi) any other confidential or proprietary information of the Company or the Company's or any of the Subsidiaries' customers, suppliers, vendors, investors, partners, or other third parties that cannot be obtained readily by the public. Notwithstanding the foregoing, Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (ii) was disclosed to Employee on a non-confidential basis prior to its disclosure to Employee by the Company or any of the Subsidiaries, or (iii) is disclosed to Employee on a non-confidential basis from a source other than the Company or any of the Subsidiaries when such source is legally entitled to make sure disclosure. Employee shall not have an obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, Employee shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

3.2    Intellectual Property. Employee shall promptly and fully disclose all Intellectual Property to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company for time spent in complying with these obligations. All copyrightable works that Employee creates during the scope of employment hereunder shall be considered "work made for hire" and shall, upon creation, be owned exclusively by the Company. "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off Company premises) during his employment that relate either to the business of the Company or any of the Subsidiaries or to any prospective activity of the Company or any of the Subsidiaries or that result from any work performed by Employee for the Company or any of the Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company.

3.3	Restricted Activities

Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or the Subsidiaries in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company or the Subsidiaries in maintaining their competitive position. In consideration of the Company's agreement to provide access to this Confidential Information to Employee, Employee agrees to do the following:

(1)
While Employee is employed by the Company and for a period of twenty-four (24) months following the termination of Employee's employment with the Company, however occurring (in the aggregate, the "Protected Time Period"), Employee will not (except on behalf of the Company or the Subsidiaries), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member, manager, independent contractor, consultant or otherwise, compete with the business of the Company as conducted or proposed to be conducted as of the date his employment terminates, and will not participate in, or undertake any planning to engage or participate in any activity that is competitive with the business of the Company as currently conducted or currently proposed to be conducted. Ownership by Employee, as a passive investment, of less than 5% of the equity securities of any publicly traded company shall not constitute a breach of this Section 3.3(1). Employee acknowledges and agrees that this period of restriction shall be tolled during the period of any violation by Employee of this non-competition covenant.

(2)
During the Protected Time Period, Employee will not (except on behalf of the Company or the Subsidiaries), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member, manager, independent contractor, consultant or otherwise, solicit or endeavor to entice away any business from the Company or any of the Subsidiaries, or endeavor to reduce the amount of business conducted with the Company or any of the Subsidiaries, or otherwise interfere with or seek to adversely change the business relationship of the Company or any of the Subsidiaries, with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of the Company or any of the Subsidiaries. Employee acknowledges and agrees that this period of restriction shall be tolled during the period of any violation by Employee of this non solicitation covenant.

(3)
During the Protected Time Period, Employee will not (except on behalf of the Company or any of the Subsidiaries), directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member, manager, independent contractor, consultant or otherwise, without the Company's prior written consent, solicit or endeavor to entice away from the Company or any of the Subsidiaries, hire, engage or offer any employment, independent contractor or other service relationship to, or otherwise interfere with the business relationship of the Company or any of the Subsidiaries with any person who is, or was within the one-year period immediately prior thereto, employed by the Company or any of the Subsidiaries. Employee acknowledges and agrees that this period of restriction shall be tolled during the period of any violation by Employee of this non-solicitation covenant. Notwithstanding the foregoing, nothing herein shall prevent general solicitations by Employee through advertising or similar means which are not specifically directed at employees of the Company or any of the Subsidiaries so long as Employee otherwise complies with its obligations under this Section 3.3(3).

Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 3. Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information, trade secrets and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which Employee is bound by these restraints. If any term or provision of Section 3 is invalid or unenforceable, the parties hereto agree that the court will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified until the end of the period so restricted. Employee further acknowledges that, were he to breach any of the covenants contained in Section 3 hereof, the damage to the Company would be irreparable. Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Employee of any of said covenants, without having to post bond and to recover its reasonable attorneys' fees and costs incurred in securing such relief. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, Employee further agrees that the Protected Time Period shall be tolled, and shall not run, during the period of any breach by Employee of any of the covenants contained in this Section 3. It is also agreed that each of the Company's Subsidiaries shall have the right to enforce all of Employee's obligations to that Subsidiary under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse Employee from the performance of Employee's obligations under this Section 3.

Section 4: Other Provisions

4.1    Choice of Law/Exclusive Jurisdiction and Venue. The Company and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.

The Company and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee's employment with the Company or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas-Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the "Texas Courts"). In that regard, the Company and Employee waive, to the fullest extent allowed, any objection which the Company or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, the Company and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. The Company and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction the Company or Employee is or may be subject to, by suit upon such judgment. Finally, the parties agree that any such dispute shall be heard without a jury; the parties hereby waive their rights to a jury trial.

4.2    Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding Employee's employment with the Company. None of the provisions of this Agreement may be waived, changed or altered except by an instrument in writing signed by both parties. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation. Headings used throughout this Agreement are for administrative convenience only and shall be disregarded for the purpose of construing and enforcing this Agreement.

4.3    Assignment. This Agreement shall be binding and inure to the benefit of the Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business assets of the Company. The parties' rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the other party's prior written consent; provided, that the Company may assign its rights and obligations under this Agreement without the consent of Employee in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, a Subsidiary or any other business entity or transfer all or substantially all of its properties, stock, or assets to a Subsidiary or any other person or business entity.

4.4    Severability. If any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable and cannot be modified to be enforceable, then the illegal, invalid or unenforceable provision shall be excluded from this Agreement, leaving the remaining provisions in full force and effect.

4.5    Effective Date. This Agreement is expressly conditioned on, and shall only become effective on, the occurrence of the Closing, as such term is defined in the Agreement and Plan of Merger by and among Blackhawk Specialty Tools, LLC, Blackhawk Group Holdings, Inc., Blackhawk Intermediate Holdings, Inc., Blackhawk Acquisition Sub, LLC and the other parties thereto, dated as of the date hereof (the "Merger

Agreement"). In the event that the Merger Agreement is terminated in accordance with its terms or the Closing does not otherwise occur, this Agreement shall be void and of no further force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Employee, as of the date first above written.

BLACKHAWK SPECIALTY TOOLS, LLC

/s/ Billy L. Brown, Jr.
Name: Billy L. Brown, Jr.
Title: President

EMPLOYEE

/s/ Scott McCurdy
Scott McCurdy

EXHIBIT A

To the Employment Agreement Between Blackhawk Specialty Tools, LLC & Scott McCurdy

Company and Employee agree that this Exhibit A is incorporated by reference into and is intended to be a material part of the Employment Agreement between Company and Employee (collectively the "Agreement").

Name:    Scott McCurdy

Position:    Chief Financial Officer

Monthly Base Salary:
Employee's monthly base salary shall be $20,034 per month, which amounts to $240,408 on an annual basis. This salary will be reviewed at least annually, and may be adjusted from time to time by the Board in its sole discretion, subject to the terms and conditions of the Agreement.

Incentive Compensation Plan:
For the 2013 fiscal year, Employee will be eligible to participate in a the existing 2013 management bonus plan with a target of 35% of Employee's annual base salary and the opportunity to receive additional amounts as described in the plan if the targets of such bonus plan are satisfied. The specific terms and conditions of the bonus plan shall be as contained in the documents describing such plan. For purposes of calculating earning with respect to the business plan for 2013, one-time expenses related to the merger and related transactions and agreements contemplated by the Merger Agreement, as well as Board fees or management or monitoring fees payable to Bain Capital LLC or other Investors (as defined in the Stockholders Agreement) shall be excluded from determining consolidated earnings in connection with the 2013 bonus computation.

In order to receive any incentive bonus under this Exhibit A (the "Annual Incentive Bonus"), Employee must be employed at the time the Annual Incentive Bonus is paid by the Company. The Annual Incentive Bonus, if any, shall be payable not later than 120 days after the end of the fiscal year to which such Annual Incentive Bonus relates.

Beginning with the 2014 fiscal year, for each fiscal year completed during Employee's employment under the Agreement, Employee will be eligible to earn an annual bonus, with the actual amount of any such bonus being determined by the Board based on Employee's performance and that of the company against goals established by the Board.

Severance Benefits:
Severance Benefits shall be twelve (12) months of Employee's monthly base salary in effect at the time of the termination of Employee's employment, payable in accordance with the terms set forth in Section 2.4 of the Agreement.

ACCEPTED AND AGREED:
BLACKHAWK SPECIALTY TOOLS, LLC

/s/ Billy Brown
Name: Billy Brown
Title: President & CEO

EMPLOYEE

/s/ Scott McCurdy
Scott McCurdy

Schedule 1

Charter Membership dues at Shadow Hawk Country Club.

Reimbursement for all reasonable CPA fees, association membership dues and CPE expenses.